SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

Universal Stainless & Alloy Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25032	25-1724540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Mayer Street, Bridgeville, Pennsylvania		15017
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (412) 257-7600

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 10, 2011, Universal Stainless and Alloy Products, Inc., a Delaware corporation (the “Company”), Patriot Special Metals, Inc., an Ohio corporation (“Patriot”), and RSM Real Estate Holding, Inc., an Ohio corporation (together with Patriot, the “Sellers”) entered into an Asset Purchase Agreement (the “Agreement”). The following description of the Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference.

Under the terms of the Agreement, the Company will acquire substantially all of the assets of the Sellers related to the radial forge operation with vacuum induction melting and vacuum arc remelting capacity being built and equipped at the Sellers’ facility in North Jackson, Ohio (the “Facility”). The aggregate purchase price for the acquired assets will be $104.5 million, subject to adjustment up to $115.0 million based upon actual capital expenditures, approved support costs and project development premium. As part of the purchase price, the Company will deliver at closing one or more convertible promissory notes as directed by the Sellers in the aggregate principal amount of $20.0 million (collectively, the “Notes”). The Notes will be convertible into a number of shares of the Company’s common stock determined based upon a conversion price equal to 125% of the average of the market value of the Company’s common stock on the five trading days immediately prior to the closing date, as calculated in accordance with the terms of the Notes. The remaining amount of the purchase price will be paid in cash at the closing, with $2.5 million in cash to be held in escrow and the remaining amount of cash to be payable to the Sellers at the closing. The Company also will assume approximately $6.7 million of the Sellers’ obligations under open purchase orders related to certain approved capital expenditure projects at the Facility. The Company is obligated to make a $2.0 million payment to be held in trust upon the Company’s acceptance of the qualification of the radial forge operation at the Facility, with such amount being creditable against the cash payable to the Sellers at closing. This amount held in trust would be returned to the Company if the Agreement is terminated under certain circumstances but otherwise would be paid to the Sellers if the Agreement is terminated.

The Company may terminate the Agreement in accordance with the terms of the Agreement until June 24, 2011 if it is not satisfied, among other things, that (i) the machinery and equipment located at the Facility are satisfactory for use as intended by the Company; (ii) the VIM-VIDP furnace technology system located at the Facility is functional in accordance with its intended use; and (iii) the radial forge installed at the Facility meets certain operating specifications. Consummation of the transactions contemplated by the Agreement also is subject to customary conditions, including, among others, (i) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period; (ii) the absence of any injunction or other order restraining or prohibiting the transactions contemplated by the Agreement; (iii) the receipt by the Company of financing in order to consummate the transactions contemplated by the Agreement; and (iv) the accuracy of representations and warranties.

The Agreement has been summarized to provide information regarding its terms. It is not intended to provide any other factual information about the Company or the Sellers. The representations, warranties and covenants contained in the Agreement (i) were made solely for purposes of the Agreement and as of specific dates; (ii) in certain cases are subject to qualifications and limitations agreed upon by the parties to the Agreement, including being qualified by disclosures made for the purposes of allocating contractual risk among the parties to the Agreement instead of establishing these matters as facts; and (iii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of the Company. Information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and the subsequent information may or may not be fully reflected in the Company’s public disclosures.

On June 14, 2011, the Company issued a press release announcing that it entered into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Asset Purchase Agreement, dated as of June 10, 2011, by and among Universal Stainless & Alloy Products, Inc., Patriot Special Metals, Inc. and RSM Real Estate Holding, Inc.

99.1	Press release dated June 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

By:	/s/ Paul A. McGrath
Vice President of Administration,
General Counsel and Secretary

Dated: June 14, 2011